Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

February 6, 2012

Barclays Capital Voyager Indices

Table of Contents

1.	Executive Summary 1
2.	Pure Beta Voyager Methodology 3
3.	Pure Beta Voyager Performance 8
4.	Appendix: Pure Beta Methodology 12
5.	Introduction to Commodity Index Investing 16
6.	Certain Risk Considerations 21
7.	Disclaimers 23

Executive Summary

Barclays Capital Voyager Indices (“Voyager”) are designed to provide investors exposure to commodities while limiting the potential downside of commodities investments.

Voyager employs an “Alpha Signal Test” twice a month that aims to identify an upward (bullish) market trend or downward (bearish) market trend for the component commodities that comprise a reference index (such as DJ-UBSCISM or S&P GSCI®) by analyzing historical or hypothetical historical price data.

If the Alpha Signal Test identifies a bullish market trend in a particular component commodity, then Voyager will maintain a directional long position for that component commodity. In such cases, Voyager will be exposed to the price performance of the underlying futures contracts for that component commodity.

If, on the other hand, the Alpha Test Signal identifies a bearish market trend in a particular Index Commodity, then Voyager will create a market neutral allocation for that component commodity.

BXCS1489 Index Fees: this presentation is in connection with Bloomberg ticker BCC3C1XT Index. Note that Bloomberg ticker BXCS1489 Index (“BXCS1489”) has fees of 0.30% per annum deducted from the performance figures. These fees are an estimate of a portion of the cost of index replication and will cause the value of any investments linked to BXCS1489 Index to decline.

Strategies or investments of the type described herein may involve a high degree of risk and the value of such strategies or investments may be highly volatile. Such risks include, without limitation, risk of adverse or unanticipated market developments, risk of counterparty or issuer default, risk of adverse events involving any underlying reference obligation or entity and risk of illiquidity. In certain transactions, investors may lose their investment or incur unlimited loss. This brief statement does not disclose all risks and other significant aspects in connection with transactions of the type described ibed herein. Prior to transacting, investor investo s should ensure that they fully understand (either on their own or through the use of independent expert advisors) the terms of the transaction and any legal, tax or accounting considerations applicable to them.

Executive Summary

Voyager aims to:

provide directionally long “beta” exposure during bullish markets and market neutral “alpha” exposure during bearish markets reduce the drawdown risk associated with long only commodity index investing deliver absolute returns

Voyager employs signals that identify if a commodity is in a bullish or bearish environment and allocates accordingly to a long or long/short position in such commodity

The Voyager signals are tested twice per month on a commodity by commodity basis and are based on moving average and convergence measures of the underlying commodity futures contracts

Voyager applied to DJ-UBSCISM has historically outperformed1 the DJ-UBSCISM

Annualized outperformance1 of ~12%

Reduced maximum drawdown1 by over 25%

~ USD 1 billion notional outstanding using Barclays Capital Voyager technology2 Can be applied to any commodity benchmark index/subindex, or customized basket

Voyager is independently calculated by Barclays Capital’s Index, Portfolio and Risk Solutions (IPRS)

Published under the Bloomberg tickers BCC3C1XP (ER) and BCC3C1XT (TR) (applied to DJ-UBSCISM)

Strategies or investments of the type described herein may involve a high degree of risk and the value of such strategies or investments may be highly volatile. Such risks include, without limitation, risk of adverse or unanticipated market developments, risk of counterparty or issuer default, risk of adverse events involving any underlying reference obligation or entity and risk of illiquidity. In certain transactions, investors may lose their investment or incur unlimited loss. This brief statement does not disclose all risks and other significant aspects in connection with transactions of the type described herein. Prior to transacting, investors should ensure that they fully understand (either on their own or through the use of independent expert advisors) the terms of the transaction and any legal, tax or accounting considerations applicable to them.

2 mostly in OTC products. Source: Barclays Capital, as of January 31, 2012. Voyager technology means any strategy that uses the technical signals to allocate positions in a commodity to a long enhanced beta position or a market neutral alpha position.

1Source: Bloomberg, Barclays Capital. Data are from 12/31/2001 to 1/31/2012. Voyager applied to DJ-UBSCISM was launched in June 2010. All information included above, prior to June 2010, is hypothetical historical. Any data on past performance, modeling or back-testing contained herein is no indication as to future performance. No representation is made as to the reasonableness of the assumptions made within or the accuracy or completeness of any modeling or back-testing. All opinions and estimates are given as of the date hereof and are subject to change. The value of any investment may fluctuate as a result of market changes. The information in this document is not intended to predict actual results and no assurances are given with respect thereto.

Pure Beta Voyager Methodology

Voyager Allocation Process

The Voyager allocation process is run twice per month and is designed to make a commodities index more responsive to trends in the commodity markets.

Technical indicators are used to measure market trends and generate a signal for each commodity in an index.

If the Voyager signal is “bullish”, Voyager will make a directional long enhanced beta allocation.1

If the Voyager signal is “bearish”, Voyager will make a market neutral “alpha” allocation.2

During each allocation process, the weights of the Voyager index are rebalanced to equal the weights of the reference commodity index.

Calculation of Technical Indicators

Signal

Bullish

Bearish

Enhanced beta allocation

Alpha allocation

Long Enhanced Beta Index

Long Enhanced Beta Index /Short nearby Index

1A directional long enhanced beta allocation means the Voyager index will hold a long position in the contract selected 2A market neutral alpha allocation means the Voyager index will hold a long position in the contract selected plus a short position in the first futures contract

Moving Average

Moving average is the average price over a specified time period and is perhaps the most commonly used indicator in technical analysis.

Moving averages tend to smooth out short-term fluctuations and highlight longer-term trends or cycles.

Moving averages can be used to predict and/or confirm price trends and price direction.

Fast and Slow Moving Averages for WTI Crude Oil1

600 500 400 300 200 100 0

Dec-01 Jul 02 Jan 03 Aug-03 Feb-04 Aug-04 Mar-05 Sep-05 Mar-06 Oct-06 Apr-07 Oct-07 May-08 Nov-08 May-09 Dec-09 Jun 10 Dec-10 Jul 11 Jan 12

Crude Oil Excess Return Index

250-day Moving Average (slow moving average)

20-day Moving Average (fast moving average)

Fast Moving Average uses a short observation period generating a short-term price trend.

Slow Moving Average uses a long observation period generating a long-term price trend.

As changes in price occur, fast moving averages reflects these changes quicker than slow moving averages.

Comparing fast moving averages to slow moving averages can be used to signal a change in price trend or direction.

1Source: Bloomberg. Data are from 12/31/2001 to 1/31/2012.

You should not rely on historical information. Such historical information is not indicative of future performance.

Voyager Signals – Sector by Sector

Each commodity sector has its own supply and demand characteristics. As a result, different fast and slow moving averages are utilized1.

The fast and slow moving averages for each sector were determined based on analysis of:

Signal stability

Calmar ratio2

Observation Period (# of Trading Days)

Commodity Sector

Fast Moving Average Slow Moving Average

Energy 20 250

Industrial Metals 30 190

Agriculture / 40 100

Livestock

Precious Metals1 N/ A N/ A

1	Precious metals are always allocated to a long nearby allocation

2 Calmar ratio is a risk adjusted measure of return and is calculated by dividing average annual return by maximum drawdown using the last three years of data Maximum drawdown is defined as the largest decline from a historical peak to bottom in the value of the reference commodity

Voyager Signals – Allocation

Fast Moving Average Fast ABOVE MA ABOVE Slow Moving Slow MA Average

Fast Moving Average Fast BELOW MA BELOW Slow Slow Moving MA Average

Converging

Diverging

Fast moving average

Slow moving average

BULLISH SIGNAL

Slow moving average

Fast moving average

Slow moving average

Fast moving average

BEARISH SIGNAL

Bullish signals are identified when either of the following 2 conditions is satisfied;

1) The fast moving average is above the slow moving average; or

2) The fast moving average is below the slow moving average, and the fast and slow moving averages are converging

Bearish signals are identified when following condition is satisfied:

The fast moving average is below the slow moving average, and the fast and slow moving averages are diverging

Convergence/divergence is calculated as the slope of the difference of the moving averages over 5 business days prior to the Voyager allocation process

Allocation Example: WTI Crude Oil

Each commodity sector has its own supply and demand characteristics. As a result, different fast and slow moving averages are utilized for each commodity sector.

Allocation between Enhanced Beta and Alpha for WTI Crude Oil1

As part of the energy sector, WTI Crude Oil is using:

A 20-day fast moving average

A 250-day slow moving average

Aiming to Reduce the Drawdown Risk*

2,000 1,750 1,500 1,250 1,000 750 500 250 0

WTI—Alpha Position Voyager WTI Crude Oil Pure Beta WTI Crude Oil Nearby WTI Crude Oil

Dec-01 Aug-02 Mar-03 Nov-03 Jun-04 Feb-05 Sep 05 May-06 Dec-06 Aug-07 Mar-08 Nov-08 Jun-09 Feb-10 Sep 10 May-11 Dec-11

0%

100%

Fast and Slow Moving Averages for WTI Crude Oil*

600 500 400 300 200 100 0

Dec-01 Jul 02 Jan-03 Aug-03 Feb-04 Aug-04 Mar-05 Sep-05 Mar-06 Oct-06 Apr-07 Oct-07 May-08 Nov-08 May-09 Dec-09 Jun-10 Dec-10 Jul 11 Jan-12

Crude Oil Excess Return Index

250-day Moving Average (slow moving average)

20-day Moving Average (fast moving average)

*Source: Bloomberg. Data are from 12/31/2001 to 1/31/2012. Voyager as applied to DJ-UBSCISM was launched in June 2010. All information included above, prior to June 2010, is hypothetical historical.

Pure Beta as applied to DJ-UBSCISM was launched in October 2009. All information included above, prior to October 2009, is hypothetical historical. You should not rely on historical or hypothetical historical information. Any data on past performance, modeling or back-testing contained herein is no indication as to future performance. No representation is made as to the reasonableness of the assumptions made within or the accuracy or completeness of any modeling or back-testing. All opinions and estimates are given as of the date hereof and are subject to change. The value of any investment may fluctuate as a result of market changes. The information in this document is not intended to predict actual results and no assurances are given with respect thereto.

1An allocation to enhanced beta means the Voyager index will hold a long position in the contract selected. An allocation to alpha means the Voyager index will hold a long position in the contract selected plus a short position in the first futures contract.

Pure Beta Voyager Performance

Historical and Hypothetical Historical Performance

Voyager applied to DJ-UBSCISM is designed to deliver absolute returns

Utilizes Pure Beta as the beta enhancement

Live since June 2010

Roughly USD 900mm notional outstanding (mostly in OTC products)†

Voyager has historically outperformed its traditional and enhanced beta counterparts1:

Annualized outperformance of ~12% over DJ-UBSCISM and ~5.5% over Pure Beta Lower volatility Reduced maximum drawdown (over 25% reduction)

Published on Bloomberg:

(ER): Bloomberg ticker BCC3C1XP Index (TR): Bloomberg ticker BCC3C1XT Index

Voyager Performance1

750 650 550 450 350 250 150 50

Dec-01 May-02 Oct-02 Mar-03 Aug-03 Jan-04 May-04 Oct-04 Mar-05 Aug-05 Jan-06 Jun-06 Oct-06 Mar-07 Aug-07 Jan-08 Jun-08 Nov-08 Mar-09 Aug-09 Jan-10 Jun-10 Nov-10 Apr-11 Aug-11 Jan-12

Voyager Pure Beta DJUBS

Comparative Statistics1

Risk & Return Voyager Pure Beta DJUBSSM

Return (p.a.) 18.95% 13.44% 6.83%

Vol (ann.) 14.17% 17.65% 18.22%

1Source: Bloomberg. Data are from 12/31/2001 to 1/31/2012. Voyager as applied to DJ-UBSCISM was launched in June 2010. All information included above, prior to June 2010, is hypothetical historical. Pure Beta as applied to DJ-UBSCISM (BCC3C1PT Index) was launched in October 2009. All information included above, prior to October 2009, is hypothetical historical. You should not rely on historical or hypothetical historical information. Any data on past performance, modeling or back-testing contained herein is no indication as to future performance. No representation is made as to the reasonableness of the assumptions made within or the accuracy or completeness of any modeling or back-testing. All opinions and estimates are given as of the date hereof and are subject to change. The value of any investment may fluctuate as a result of market changes. The information in this presentation is not intended to predict actual results and no assurances are given with respect thereto.

†Source: Barclays Capital as of January 2012 in OTC products and securities.

Historical and Hypothetical Historical Performance

Heat Map of historical and hypothetical historical monthly performance of Voyager*

	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Year
2002	-0.18%	2.25%	9.15%	1.46%	-0.15%	2.24%	0.00%	3.90%	2.74%	-1.71%	0.14%	5.10%	**27.43%**
2003	7.81%	3.72%	-6.06%	-0.25%	4.31%	-2.14%	0.67%	2.07%	0.06%	2.92%	0.28%	3.68%	**17.67%**
2004	3.03%	7.06%	2.67%	-0.73%	2.62%	-1.70%	5.29%	1.60%	4.53%	3.21%	-0.14%	-1.04%	**29.35%**
2005	1.97%	6.13%	4.54%	-3.93%	0.25%	2.07%	4.39%	6.42%	4.81%	-5.10%	1.18%	5.09%	**30.66%**
2006	4.30%	-2.91%	2.91%	8.12%	1.89%	-1.15%	0.62%	0.18%	0.42%	5.11%	5.21%	-2.47%	**23.89%**
2007	-1.38%	3.31%	2.30%	1.65%	0.01%	-0.74%	4.10%	-3.04%	6.98%	4.30%	-2.25%	4.93%	**21.49%**
2008	5.21%	12.43%	-5.47%	3.84%	4.89%	8.17%	-11.32%	-7.32%	-4.89%	-4.06%	1.24%	4.96%	**4.99%**
2009	-0.30%	-2.57%	5.10%	0.40%	13.14%	-1.80%	2.59%	0.10%	0.51%	2.29%	4.22%	2.21%	**28.10%**
2010	-6.81%	3.69%	2.79%	1.99%	-6.78%	-0.39%	1.78%	0.20%	6.27%	5.54%	0.06%	9.95%	**18.36%**
2011	1.74%	1.73%	2.95%	4.62%	-4.33%	-3.59%	3.23%	-1.32%	-10.62%	1.51%	1.49%	-3.86%	**-7.29%**
2012	2.33%												**2.33%**

Difference between Pure Beta Voyager* and DJ-UBSCI[SM] (historical and hypothetical historical monthly performance)

	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Year
2002	0.50%	-0.34%	-1.07%	1.46%	1.39%	0.30%	0.54%	-0.04%	-1.02%	-0.68%	-0.14%	0.21%	**1.53%**
2003	0.11%	0.35%	1.49%	0.37%	-1.54%	0.34%	0.07%	-1.88%	-0.03%	-1.86%	0.59%	-3.69%	**-6.26%**
2004	1.22%	0.58%	-0.41%	1.05%	0.92%	2.45%	3.52%	3.42%	-2.32%	1.52%	1.06%	3.87%	**20.21%**
2005	0.93%	-0.94%	0.97%	1.91%	1.03%	0.39%	-0.09%	-1.13%	0.16%	1.18%	0.92%	1.90%	**9.30%**
2006	2.45%	3.35%	0.68%	1.34%	0.93%	0.40%	-2.59%	3.78%	6.44%	0.36%	-0.26%	2.13%	**21.82%**
2007	-1.59%	-0.06%	1.32%	0.49%	-0.12%	0.66%	2.02%	0.59%	-1.02%	0.97%	0.89%	0.30%	**5.26%**
2008	0.99%	0.15%	0.88%	0.28%	2.15%	-0.93%	0.54%	-0.04%	6.63%	17.22%	8.20%	9.45%	**40.64%**
2009	5.08%	1.87%	1.50%	-0.33%	0.14%	0.10%	-0.64%	0.68%	-1.06%	-0.99%	0.71%	0.23%	**9.19%**
2010	0.46%	-0.02%	4.03%	0.05%	0.14%	-0.71%	-4.99%	2.74%	-1.00%	0.56%	0.41%	-0.74%	**1.53%**
2011	0.73%	0.41%	0.88%	1.16%	0.72%	1.45%	0.27%	-2.32%	4.11%	-5.11%	3.71%	-0.11%	**6.03%**
2012	-0.14%												**-0.14%**

**Source: Bloomberg. Data are from 12/31/2001 to 1/31/2012. Voyager as applied to DJ-UBSCI[SM] was launched in June 2010. All information included above, prior to June 2010, is hypothetical historical. You should not rely on historical or hypothetical historical information. Any data on past performance, modeling or back-testing contained herein is no indication as to future performance. No representation is made as to the reasonableness of the assumptions made within or the accuracy or completeness of any modeling or back-testing. All opinions and estimates are given as of the date hereof and are subject to change. The value of any investment may fluctuate as a result of market changes. The information in this presentation is not intended to predict actual results and no assurances are given with respect thereto.*

BARCLAYS CAPITAL

DJ-UBSCI[SM] is a joint product of Dow Jones Indexes, a licensed trademark of CME Group Index Services LLC and UBS Securities LLC

[1]The Barclays Capital US Aggregate Bond Index was formerly known as the Lehman Brothers US Aggregate Index and was rebranded as a Barclays Capital Index in November 2008. All data used above is historical.

Managing Drawdown Risk

A key feature of Voyager is the “alpha” switching mechanism that aims to reduce the drawdown risk associated with long only commodity index investing

Voyager’s alpha allocation is designed to:

smooth out commodity returns and to reduce volatility

Risk: The alpha allocation can be a drag on performance, specifically if Voyager incorrectly allocates to alpha in a rising market

Voyager’s alpha allocation changes dynamically over time:

Alpha allocation has fluctuated between 0 and ~90%1

Historical average alpha allocation has been ~19%1

1Source: Bloomberg. Data are from 12/31/2001 to 1/31/2012. Voyager as applied to DJ-UBSCISM was launched in June 2010. All information included above, prior to June 2010, is hypothetical historical. Pure Beta as applied to DJ-UBSCISM (BCC3C1PT Index) was launched in October 2009. All information included above, prior to October 2009, is hypothetical historical. You should not rely on historical or hypothetical historical information. Any data on past performance, modeling or back-testing contained herein is no indication as to future performance. No representation is made as to the reasonableness of the assumptions made within or the accuracy or completeness of any modeling or back-testing. All opinions and estimates are given as of the date hereof and are subject to change. The value of any investment may fluctuate as a result of market changes. The information in this presentation is not intended to predict actual results and no assurances are given with respect thereto.

Alpha Allocation of Voyager1,2

700 650 600 550 500 450 400 350 300 250 200 150 100 50 0

Dec-01 May-02 Oct-02 Mar-03 Aug-03 Dec-03 May-04 Oct-04 Mar-05 Jul 05 Dec-05 May-06 Oct-06 Mar-07 Jul 07 Dec-07 May-08 Sep-08 Feb-09 Jul 09 Dec-09 May-10 Sep-10 Feb-11 Jul 11 Dec-11

Alpha Allocation Voyager Pure Beta DJ-UBSCI

100% 90% 80% 70% 60% 50% 40% 30% 20% 10% 0%

Limited Downside1

40% 30% 20% 10% 0% -10% -20% -30% -40%

2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012

Voyager Pure Beta DJUBS SM

2An allocation to enhanced beta means the Voyager index will hold a long position in the contract selected. An allocation to alpha means the Voyager index will hold a long position in the contract selected plus a short position in the first futures contract.

Correlation

Correlation matrix of Pure Beta Voyager* (using historical and hypothetical historical returns)

Barclays Capital

Monthly Return Correlation Voyager S&P GSCI® DJUBSSM S&P 500® USAUS Aggregate

Bond Index1

Voyager 100.0% 77.1% 88.0% 26.0% 3.8%

S&P GSCI® 100.0% 90.2% 33.1%—1.6%

DJUBSSM 100.0% 41.3% 4.9%

S&P 500® 100.0% -6.4%

Barclays Capital US

Aggregate Bond Index1 100.0%

During periods when the monthly performance of the DJ-UBSCISM was positive, Voyager exhibited a 87% correlation with the DJ-UBSCISM*. During periods when the monthly performance of the DJ-UBSCISM was negative, Voyager exhibited a 61% correlation with the DJ-UBSCISM*.

*Source: Bloomberg. Data are from 12/31/2001 to 1/31/2012. Voyager as applied to DJ-UBSCISM was launched in June 2010. All information included above, prior to June 2010, is hypothetical historical. You should not rely on historical or hypothetical historical information. Any data on past performance, modeling or back-testing contained herein is no indication as to future performance. No representation is made as to the reasonableness of the assumptions made within or the accuracy or completeness of any modeling or back-testing. All opinions and estimates are given as of the date hereof and are subject to change. The value of any investment may fluctuate as a result of market changes. The information in this presentation is not intended to predict actual results and no assurances are given with respect thereto.

S&P GSCI® is a trademark of Standard & Poor’s Financial Services LLC DJ-UBSCISM is a joint product of Dow Jones Indexes, a licensed trademark of CME Group Index Services LLC and UBS Securities LLC

1The Barclays Capital US Aggregate Bond Index was formerly known as the Lehman Brothers US Aggregate Index and was rebranded as a Barclays Capital Index in November 2008. All data used above is historical.

Appendix: Pure Beta Methodology

Pure Beta—Overview of the Methodology

Pure Beta uses a quantitative approach to generate commodity returns that attempt to be more representative of the commodity market by choosing a liquid tenor index along the curve that has specific characteristics (described on the following pages).

Pure Beta uses a multi-step allocation process that is intended to implement an optimal allocation for each commodity, that attempts to mitigate curve dislocation.

Definitions

For each commodity:

Front Year Average Price1: Average of settlement prices of the contracts in the upcoming 12 months weighted by their open interest.

Tenor Index2: Nearby contract or deferred contracts up to 11 months out.

Liquidity screening: Any tenor index with outstanding open interest less than 7% of total open interest of the front year are excluded from the allocation.

Investment Process

Step 1 Calculate the tracking error of each Tenor Index

Step 2 Calculate tenor liquidity percentages

Step 3 Calculate tenor dislocation probabilities

Step 4 Determine Pure Beta allocation

1 The “Front Year Average Price” for a commodity is constructed to measure the theoretical average price of the “front year” of futures contracts for that commodity, weighted by open interest for such futures contracts.

2 A “Tenor Index” for a commodity tracks the performance of holding and rolling a series of futures contracts for that commodity.

Methodology （1 of 3）

Step 1: Calculate the Front Year Average Price （FYAP） for a Commodity

- The Front Year Average Price （FYAP） is an open interest-weighted average price of contracts with expiries in the next 12 months.
- The FYAP is designed to be a more reflective measure of the true economic value of a given commodity than the front month price.

	Open Interest	% of Total Open Interest	Price
Contract 1	348,022	37.7%	77.28
Contract 2	102,819	11.1%	78.66
Contract 3	90,525	9.8%	79.84
Contract 4	28,414	3.1%	80.74
Contract 5	24,735	2.7%	81.52
Contract 6	107,030	11.6%	82.24
Contract 7	27,728	3.0%	82.85
Contract 8	13,753	1.5%	83.36
Contract 9	26,196	2.8%	83.86
Contract 10	15,506	1.7%	84.37
Contract 11	15,823	1.7%	84.91
Contract 12	123,804	13.4%	85.46
Front Year Average			**80.27**

Step 2: Calculate the Tracking Error of each Tenor Index to the FYAP

- Pure Beta determines the Tenor Indices that are the best proxies for the front year average price by measuring the tracking error of each index to the front year average price.
- Tracking error is the standard deviation of the past 3 months of differences between the daily returns of the front year average price and a Tenor Index.

Tracking Error to FYAP



Tracking Error to FYAP
7%
6%
5%
4%
3%
2%
1%
0%
1
2
3
4
5
6
7
8
9
10
11
12
Tenor Index

BARCLAYS CAPITAL

The table and chart above are hypothetical and for illustrative purposes only. They should not be viewed as an indication or prediction of future results.

Methodology (2 of 3)

Step 3: Filter Out Illiquid Tenor Indices

Tenor Indices with a percentage of total open interest of less than 7% are removed to avoid an allocation to a less liquid contract.

Percentage open interest for a Tenor Index is the open interest of the Tenor Index’s contract divided by the commodity’s front year total open interest on any particular day.

Tenor Index Open Interest% of Total OI Eligible?

1	92,462 16.8% 9
2	62,238 11.3% 9
3	41,772 7.6% 9
4	63,324 11.5% 9
5	23,670 4.3% 8
6	58,819 10.7% 9
7	63,250 11.5% 9
8	53,107 9.7% 9

9 41,954 7.6% 9

10	17,790 3.2% 8
11	17,200 3.1% 8
12	14,368 2.6% 8

Step 4: Filter Out Dislocated Tenor Indices

Pure Beta identifies Tenor Indices that appear to be experiencing unusual flows.

Pure Beta assumes that under “normal” conditions, the volatility of a Tenor Index decreases with its maturity.

Pure Beta seeks to avoid Tenor Indices that violate this downward-sloping volatility rule.

Curve Dislocation

Volatility

50% 45% 40% 35% 30% 25%

Dislocation

Downward sloping volatility profile

1	2 3 4 5 6 7 8 9 10 11 12 Tenor Index

The table and chart above are hypothetical and for illustrative purposes only. They should not be viewed as an indication or prediction of future results.

Methodology (3 of 3)

Tracking Error to Front Year Average Price

Tracking Error to FYAP

7% 6% 5% 4%

3% 2% 1% 0%

1	2 3 4 5 6 7 8 9 10 11 12 Tenor Index

Filter Illiquid Tenors

Filter Dislocated Tenors

Pure Beta allocates to a contract along the futures curve that has the lowest tracking error to the Front Year Average Price, subject to liquidity and curve dislocation constraints

The table and chart above are hypothetical and for illustrative purposes only. They should not be viewed as an indication or prediction of future results.

Introduction to Commodity Index Investing

Spectrum from Beta to Alpha in Commodity Indices

The commodity index world has evolved from traditional commodity indices (standard beta) to deferred commodity indices (enhanced beta) to long-short alpha (or outperformance) strategies

Standard Beta Dynamic Enhanced Beta Portfolio Allocation Strategies Strategies Alpha Generation

Long Only Long Only Long Only or Long / Short Category Long / Short

S&P GSCI® Pure Beta

Voyager

DJ-UBSCISM Momentum Alpha ComBATS

® Backwardation

ducts RICI Pro

Portfolio Diversification Outperform Standard Beta Outperform Standard Beta Isolate Term Structure Alpha Inflation Hedge Use of Optimization Techniques Manage Drawdown Risk Market Neutral

(e.g. modified roll mechanism or weightings)

Objective* Lower Volatility Low Volatility

Beta

Alpha

S&P GSCI® is a trademark of Standard & Poor’s Financial Services LLC DJ-UBSCISM is a joint product of Dow Jones Indexes, a licensed trademark of CME Group Index Services LLC and UBS Securities LLC

*Objectives may not be achieved. An investment in products linked to commodity indices is subject to certain risks. See “Certain Risk Considerations”.

Traditional Commodity Index Construction

Traditional commodity indices typically track the return performance of nearby commodity futures contracts (e.g., “S&P GSCI ®” and “DJ-UBSCISM”)

To maintain exposure to the futures contract that the relevant index intends to track, it is necessary to “roll” from the front month contract (the first futures contract) before expiry, into the next nearby contract (the second futures contract) during the “roll period”

Roll – when long a commodity index, the roll involves selling the first futures contract before expiry and buying the second futures contract

Roll Period – the time window when exposure is rolled from the first futures contract into the second futures contract

• The “S&P GSCI®” and “DJ-UBSCISM” standard roll period is from the 5th to 9th business day each month

The return on a commodity index can be broken down into:

Price movement of the futures contract

Roll yield (as explained on the next page)

Hypothetical T-bill component (for total return indices)*

S&P GSCI® is a trademark of Standard & Poor’s Financial Services LLC.The techniques described above have considerations beyond the scope of this presentation; investors should consult legal, financial and tax advisors regarding their specific situation.

Commodity Index Roll Yield

Roll yield is an important component of commodity index returns and will depend on the shape of the futures curve, i.e., backwardated (downward sloping) or contango (upward sloping)

Price

Backwardation

Time to expiry

Price

Contango

Time to expiry

Assuming the price and shape of the futures curve remain constant and a long position in a futures contract is rolled:

In backwardation, a more expensive contract will be sold and a cheaper contract purchased, creating a positive “roll yield”, which can positively impact a long position in a futures contract

In contango, a cheaper contract will be sold and a more expensive contract purchased, creating a negative “roll yield”, which can negatively impact a long position in a futures contract

Commodity Index Roll Yield

A spot index tracks the price return (changes in the price of the relevant futures contract) and is a theoretical, non-investable index

An excess return index tracks the returns accrued from holding and rolling commodity futures

A comparison of spot indices and excess return indices can demonstrate the impact that a positive or negative roll yield can have on a long position

Roll yield is determined by the difference in the excess return and spot return indices for each individual commodity

Average Annual Roll Yield Contribution to Individual Commodity Index Performance from 2001 to 2012 (Excess Return – Spot Return = Roll Yield)*1

5% 0% -5% -10% -15% -20% -25% -30%

-9.5%

-8.7%

Aluminium

Copper

Lead

Nickel

Zinc

Heating

Brent Oil

Crude

Gasoline

WTI Crude

Gas Oil

Natural

Gas

Wheat

KC Wheat

Corn

Soybeans

Coffee

Sugar

Cocoa

Cotton

Lean Hogs

Live Cattle

Feeder

Cattle

Gold

Silver

S&P GSCI

DJUBS

1Source: Bloomberg. Data are from 1/31/2001 to 1/31/2012. *Subindices used for individual commodity calculations are subindices of the S&P GSCI Excess Return and S&P GSCI Spot Indices. S&P GSCI Excess Return and S&P GSCI Spot Indices and DJ-UBSCISM Excess Return Index and DJ-UBSCISM Spot Index are used for overall index calculation.

“Front-end bias”

The front-end of the futures curve for a commodity has historically held the highest number of outstanding contracts (i.e. the first or second futures contract)

A large amount of passive money tracks the benchmark indices (traditional commodity indices); potentially greater than $150bn1

Due to the transparency of index rules, the prices of certain commodities can be impacted during the roll period

The front-end has historically been the steepest part of the futures curve and therefore where roll yield is most significant

For contango markets, investing further out on the curve may allow investors to potentially mitigate the effect of negative roll yield

The front-end has historically been the most volatile part of the futures curve

The front-end is the part of the curve that tends to be the most exposed to fundamental supply and demand shocks

Open interest is defined as the total number of futures contracts outstanding in a particular commodity

The chart depicts how a significant portion of outstanding open interest lies in the front of the curve, resulting from investments in the S&P GSCI®, DJ-UBSCISM and other front month indices.

The average percentage of total outstanding open interest in the front end for all commodities in the S&P GSCI® and DJ-UBSCISM is ~18%.

1Source: Barclays Capital, as of January 2012 in OTC Products and Securities.

Snapshot of % of Total Outstanding Open Interest in Front End*

40% 35% 30% 25% 20% 15% 10% 5% 0%

Brent Crude

Chicago Wheat

Gasoil

Lean Hogs

Natural Gas

Gasoline

Live Cattle

Sugar

Cotton

WTI Crude

Feeder Cattle

Nickel

Heating Oil

Zinc

Kansas City Wheat

Corn

Copper

Coffee

Soybeans

Aluminum

Silver

Lead

Gold

Cocoa

Tin

*Subindices used for individual commodity calculations are subindices of the S&PT GSCI® Excess Return and S&P GSCI ® Spot Indices. S&P GSCI ® Excess Return and S&P GSCI ® Spot Indices and DJ-UBSCISM Excess Return Index and DJ-UBSCISM Spot Index are used for overall index calculation.

* Source: Bloomberg. Data are as of October 4, 2011. Subindices used for individual commodity calculations are subindices of the S&P GSCI Excess Return and DJ-UBSCISM Excess Return. This chart is for illustrative purposes only. Past performance is not indicative of future performance. The chart assumes $166bn in index AUM.

Certain Risk Considerations

Certain Risk Considerations

The Alpha Signal Test May be Ineffective, Producing Returns that Underperform the Relevant Reference Index, and May Cause the Voyager Product to Decrease in Price: The Voyager Product is a proprietary index designed to reflect the returns available through the application of the Voyager signal to various commodities futures contracts included in commodities indices. The application of the Voyager signal seeks to outperform the relevant reference index through a dynamic allocation mechanism that alternates between (i) long and (ii) long and short positions in various underlying commodities futures contracts based on market trends in such contracts based on historical and hypothetical historical pricing data. However, there can be no guarantee that the application of the Voyager signal will succeed in these objectives. The Voyager signal may not accurately predict market trends in a commodities futures contract, and an allocation to such futures contract may not be optimal and may result in a lower index level. If the Voyager signal proves to be ineffective, then an investment in the Voyager Product may underperform a corresponding investment in instruments linked to other commodity indices, possibly by a substantial margin.

Market Risk:

The return on structured investments linked to products or indices utilizing the Voyager methodology (“Structured Investments”) is dependant on movements in the level, value and price of such index or product (each a “Voyager Product”). Thus, changes in the level of any Voyager Product will determine the amount payable on the Structured Investment. If a Voyager Product declines or remains unchanged, the return on the Structured Investment may be affected.

The investor should be willing to hold the Structured Investment until maturity. If the investor sells the Structured Investment before maturity, the investor may have to do so at a substantial discount from the issue price, and as a result, the investor may suffer substantial losses. The price, if any, at which the investor will be able to sell the Structured Investment prior to maturity may be substantially less than the amount originally invested in the Structured Investment, depending upon, the level of the Voyager Product at the time of the sale.

Credit of Issuer:

The types of Structured Investments detailed herein are senior unsecured obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Structured Investments, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Structured Investments and, in the event Barclays Bank PLC was to default on its obligations, the investor may not receive the amounts owed under the terms of the Structured Investments.

Past Performance:

Hypothetical historical and historical results are not indicative of future performance of any Voyager Product or any related investment. Neither Barclays Bank PLC nor Barclays Capital Inc. makes any representation, assurances or guarantees that an investment in a Structured Investment will achieve returns consistent with historical or hypothetical historical results.

Liquidity:

There may be little or no secondary market for the Structured Investments. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to engage in limited purchase and resale transactions. If they do, however, they are not required to do so and may stop at any time, and there may not be a trading market in this product. If the investor sells the Structured Investments prior to maturity, the investor may have to sell them at a substantial loss. The investor should be willing to hold the Structured Investments to maturity.

Certain Risk Considerations

Price Volatility:

Movements in the level of any Voyager Product or such Product’s respective components are unpredictable and volatile, and are influenced by complex and interrelated political, economic, financial, regulatory, geographic, judicial and other factors. As a result, it is impossible to predict whether the level of the

Voyager Product will rise or fall during the term of the Structured Investments. Changes in the level will determine the payment at maturity on the Structured Investments. We cannot guarantee that these changes will be beneficial to the investor, and therefore the return at maturity may be adversely affected. Any payment on the Structured Investments is subject to the creditworthiness of the Issuer.

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Structured Investments Prior to Maturity:

While the payment at maturity is based on the full notional amount of the Structured Investments, the original issue price of the Structured Investments includes the agent’s commission and the cost of hedging the issuer’s obligations under the Structured Investments through one or more of the issuer’s affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Structured Investments from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Structured Investments are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Structured Investments to maturity.

Potential Conflicts:

Barclays Bank PLC and its affiliates play a variety of roles in connection with the issuance of the Structured Investments, including hedging its obligations under the Structured Investments. In performing these duties, the economic interests of Barclays Bank PLC and its affiliates are potentially adverse to your interests as an investor in the Structured Investments.

Many Economic and Market Factors Will Impact the Value of the Structured Investments:

In addition to the level of a Voyager Product on any day, the value of the Structured Investments will be affected by a number of economic and market factors that may either offset or magnify each other, including: • the expected volatility of the Voyager Product or its underlying components; • the time to maturity of the Structured Investments;

• interest and yield rates in the market generally;

• a variety of economic, financial, political, regulatory or judicial events; and

• the creditworthiness of the issuer, including actual or anticipated downgrades in the credit ratings of Barclays Bank PLC.

Sales Through Barclays Wealth:

Barclays Wealth, the wealth management division of Barclays Capital Inc., may arrange for the sale of the Structured Investments to certain clients. The role of Barclays Wealth as a provider of certain services to such customers and as agent for Barclays Bank PLC, as the case may be, in connection with the distribution of the Structured Investments to investors may create a potential conflict of interest, which may be adverse to such clients. Barclays Wealth is acting solely as agent for Barclays Bank PLC, as the case may be. If you are considering whether to invest in the Structured Investments through Barclays Wealth, we strongly urge you to seek independent financial and investment advice to assess the merits of such investment.

Disclaimers

DJ-UBSCISM Disclaimer

The Dow Jones-UBS Commodity IndexesSM are a joint product of Dow Jones Indexes, a licensed trademark of CME Group Index Services LLC (“CME Indexes”), and UBS Securities LLC (“UBS Securities”), and have been licensed for use. “Dow Jones®”, “DJ”, “Dow Jones Indexes”, “UBS”, “Dow Jones-UBS Commodity IndexSM”,”Dow Jones-UBS Commodity Index Total ReturnSM”, “DJ-UBSCISM” and “DJ-UBSCITRS<“ are service marks of Dow Jones Trademark Holdings, LLC (“Dow Jones”) and UBS AG (“UBS AG”), as the case may be, have been licensed to CME Indexes and have been sublicensed for use for certain purposes by Barclays Bank PLC .

The Barclays Capital Pure Beta DJ-UBS CISM Total Return Index and the Barclays Capital Voyager III DJ-UBS CISM Total Return Index, which are based on the Dow Jones-UBS Commodity IndexSM, is not sponsored or endorsed by Dow Jones, UBS AG, UBS Securities CME Indexes or any of their subsidiaries or affiliates, but is published with their consent. The investment products based on the Barclays Capital Pure Beta DJ-UBS CISM Total Return Index and the Barclays Capital Voyager III DJ-UBS CISM Total Return Index are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities CME Indexes or any of their subsidiaries or affiliates. None of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the investment products based on the Barclays Capital Pure Beta DJ-UBS CISM Total Return Index or the Barclays Capital Voyager III DJ-UBS CISM Total Return Index or any member of the public regarding the advisability of investing in securities or commodities generally or in such products particularly. The only relationship of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates to the Barclays Bank PLC and the Index Sponsor is the licensing of certain trademarks, trade names and service marks and of the DJ-UBSCISM, which is determined, composed and calculated by CME Indexes in conjunction with UBS Securities without regard to Barclays Bank PLC, the Index Sponsor, the Barclays Capital Pure Beta DJ-UBS CISM Total Return Index, the Barclays Capital Voyager III DJ-UBS CISM Total Return Index or investment products based on the Index. Dow Jones, UBS Securities and CME Indexes have no obligation to take the needs of Barclays Bank PLC, the Index Sponsor, the Index or the owners of any investment products based on the Barclays Capital Pure Beta DJ-UBS CISM Total Return Index or the Barclays Capital Voyager III DJ-UBS CISM Total Return Index into consideration in determining, composing or calculating DJ-UBSCISM. None of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the investment products based on the Barclays Capital Pure Beta DJ-UBS CISM Total Return Index or the Barclays Capital Voyager III DJ-UBS CISM Total Return Index to be issued or in the determination or calculation of the equation by which such products are to be converted into cash. None of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to the Index Sponsor or customers of investment products based on the Index, in connection with the administration, marketing or trading of the Barclays Capital Pure Beta DJ-UBS CISM Total Return Index or the Barclays Capital Voyager III DJ-UBS CISM Total Return Index or such products. Notwithstanding the foregoing, UBS AG, UBS Securities, CME Group Inc. and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the investment products based on the Barclays Capital Pure Beta DJ-UBS CISM Total Return Index or the Barclays Capital Voyager III DJ-UBS CISM Total Return Index currently being issued by Licensee, but which may be similar to and competitive with any such products. In addition, UBS

AG, UBS Securities, CME Group Inc. and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Dow Jones-UBS Commodity IndexSM and Dow Jones-UBS Commodity Index Total ReturnSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Dow Jones-UBS Commodity IndexSM and any investment products based on the Barclays Capital Pure Beta DJ-UBS CISM Total Return Index or the Barclays Capital Voyager III DJ-UBS CISM Total Return Index.

This presentation relates only to Barclays Capital Pure Beta DJ-UBS CISM Total Return Index and the Barclays Capital Voyager III DJ-UBS CISM Total Return and the investment products based on each Index and does not relate to the exchange-traded physical commodities underlying any of the Dow Jones-UBS Commodity IndexSM components. Purchasers of investment products based on the Barclays Capital Pure Beta DJ-UBS CISM Total Return Index or the Barclays Capital Voyager III DJ-UBS CISM Total Return Index should not conclude that the inclusion of a futures contract in the Dow Jones-UBS Commodity IndexSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates. The information in this document regarding the Dow Jones-UBS Commodity IndexSM components has been derived solely from publicly available documents. None of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Dow Jones-UBS Commodity IndexSM components in connection with any investment products based on the Barclays Capital Pure Beta DJ-UBS CISM Total Return Index or the Barclays Capital Voyager III DJ-UBS CISM Total Return Index . None of Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Dow Jones-UBS Commodity IndexSM components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF DOW JONES, UBS AG, UBS SECURITIES, CME INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO AND NONE OF DOW JONES, UBS AG, UBS SECURITIES, CME INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. NONE OF DOW JONES, UBS AG, UBS SECURITIES, CME INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, THE INDEX SPONSOR, OWNERS OF ANY INVESTMENT PRODUCTS BASED ON THE BARCLAYS CAPITAL PURE BETA DJ-UBS CISM TOTAL RETURN INDEX OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO. NONE OF DOW JONES, UBS AG, UBS SECURITIES, CME INDEXES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, UBS AG, UBS SECURITIES, CME INDEXES OR ANY OF THEIR SUBSIDIARIES OR

AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG UBS SECURITIES, CME INDEXES AND BARCLAYS BANK PLC, OTHER THAN UBS AG AND THE LICENSORS OF CME INDEXES.

S&P GSCI® Disclaimer

The S&P GSCI Index (the “Index”) is not sponsored, endorsed, sold or promoted by Standard & Poor’s Financial Services LLC (“S&P”) or its third party licensors.

Neither S&P nor its third party licensors makes any representation or warranty, express or implied, to the owners of the Index or any member of the public regarding the advisability of investing in securities generally or in the Index particularly or the ability of the Index to track general commodity market performance. S&P’s and its third party licensor’s only relationship Barclays Capital is the licensing of certain trademarks and trade names of S&P and the third party licensors and of the Index which is determined, composed and calculated by S&P or its third party licensors without regard to Barclays Capital or the Index. S&P and its third party licensors have no obligation to take the needs of Barclays Capital or the owners of the Index into consideration in determining, composing or calculating the Index. Neither S&P nor its third party licensors is responsible for and has not participated in the determination of the prices and amount of the Index or the timing of the issuance or sale of the Index or in the determination or calculation of the equation by which the Index is to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Index.

NEITHER S&P, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR

COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A

PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES,

LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

The S&P Marks are trademarks of Standard & Poor’s Financial Services LLC, and have been licensed for use by Barclays Capital.

The GSCI is not owned, endorsed, or approved by or associated with Goldman Sachs & Co. or its affiliated companies.

Disclaimer

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offerings of the securities identified above. Before you invest, you should read the prospectus dated August 31, 2010, the relevant prospectus supplement relating to the securities, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and the offerings identified above. Buyers should rely upon the prospectus, the relevant prospectus supplement, and any relevant free writing prospectus or pricing supplement for complete details (including the risk factors relating to the offering). You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Capital Inc., Barclays Wealth or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, any final pricing supplement and any free writing prospectus, if you request it by calling your Barclays Capital Inc. or Barclays Wealth sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

The following disclaimer shall be applicable to the use of this presentation other than in connection with an SEC-registered offering of any securities:

This presentation has been prepared by Barclays Capital, the investment banking division of Barclays Bank PLC (“Barclays”), for informational purposes only and without regard to the particular needs of any specific recipient. All information is indicative only and may be amended, superseded or replaced by subsequent summaries and should not be considered as any advice whatsoever, including without limitation, legal, business, tax or other advice by Barclays. The final terms and conditions of any transaction will be set out in full in the binding transaction document(s).

This presentation shall not constitute an underwriting commitment, an offer of financing, an offer to sell, or the solicitation of an offer to buy any securities, financial products or investments (collectively, the “Products”), which shall be subject to Barclays’ internal approvals. Any offer of sale of any Product may only be made pursuant to final offering documentation and binding transaction documents and is subject to the detailed provisions, including risk considerations, contained therein. No transaction or service related thereto is contemplated without Barclays’ subsequent formal agreement. Barclays is acting solely as principal and not as advisor or fiduciary and is not providing any investment advice or recommendations of any kind. Accordingly, you must independently determine, with your own advisors, the appropriateness for you of any Product. Neither Barclays nor any affiliate assumes any fiduciary responsibility or accepts any related liability for any consequences, including consequential losses, arising from the use of this document or reliance on the information contained herein. Barclays does not guarantee the accuracy or completeness of, and provides no assurances with respect to, information which is contained in this document and which is stated to have been obtained from or is based upon trade and statistical services or other third party sources.

Products of the type described in this presentation may involve a high degree of risk and the value of such Products may be highly volatile. Such risks include, without limitation, risk of adverse or unanticipated market developments, risk of counterparty or issuer default, risk of adverse events involving any underlying reference obligation or entity and risk of illiquidity. Prior to transacting, you should ensure that you fully understand (either on your own or through the use of independent expert advisors) the terms of the transaction and any legal, tax and accounting considerations applicable to you. Barclays and its affiliates do not provide tax advice and nothing contained in the materials available on this page should be construed to be tax advice. Please be advised that any discussion of US tax matters contained in such materials (i) is not intended or written to be used and cannot be used by you for the purpose of avoiding US tax-related penalties and (ii) is written to support the promotion or marketing of the transactions, the Products, or other matters addressed herein. Accordingly you should seek advice based on your particular circumstances from an independent tax advisor.

The indices referenced in this document that are not in any way affiliated with the Barclays Group and the owners of those indices and their affiliates take no responsibility for any of the content within this document. This document is not sponsored, endorsed, or promoted by any of these entities or their affiliates and none of these entities make any representation or warranty, express or implied, to any member of the public regarding the accuracy of the information cited in this document. THESE MATERIALS DO NOT DISCLOSE ALL THE RISKS AND OTHER SIGNIFICANT ISSUES RELATED TO THE PRODUCTS. PRIOR TO

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